Exhibit 99

Taubman Centers, Inc.	T 248.258.6800
200 East Long Lake Road	www.taubman.com
Suite 300
Bloomfield Hills, Michigan
48304-2324

TAUBMAN CENTERS ANNOUNCES THE AMENDMENT AND RESTATEMENT OF $1.1 BILLION LINE OF CREDIT INCLUDING ADDITIONAL $300 MILLION UNSECURED TERM LOAN

BLOOMFIELD HILLS, Mich., Feb. 7, 2017 - - Taubman Centers, Inc. (NYSE: TCO) today announced the amendment and restatement of its primary revolving line of credit, which included a new, unsecured $300 million term loan and an extension of the $1.1 billion revolving credit facility.

“This financing provides us additional financial flexibility, at favorable terms, to reinvest in our assets and fund our operations for years to come,” said Simon J. Leopold, executive vice president and chief financial officer of Taubman Centers.

The new, 5-year, $300 million term loan is interest only. The $1.1 billion revolving line of credit has been extended to February 2021, with two six-month extension options. The term loan and the revolving line of credit facility bear interest at a range based on the company’s total leverage ratio. As of today, the leverage ratio results in a rate of LIBOR plus 1.60 percent for the new term loan and a rate of LIBOR plus 1.45 percent with an annual 0.225 percent facility fee for the revolver.

Proceeds from the $300 million term loan were used to repay the existing balances on the company’s lines of credit. The remaining net proceeds of approximately $21 million will be used for general corporate purposes. The line is guaranteed by the entities that own Dolphin Mall (Miami, Fla.), Twelve Oaks Mall (Novi, Mich.), Beverly Center (Los Angeles, Calif.) and The Gardens at El Paseo (Palm Desert, Calif.).

For this facility, JPMorgan Chase Bank, N.A. was joint lead arranger and sole bookrunner; PNC Bank, National Association and Wells Fargo Bank, National Association were joint lead arrangers and co-syndication agents; U.S. Bank National Association and Suntrust Bank were documentation agents; and Mizuho Bank, Ltd. and The Bank of Nova Scotia were managing agents. In addition to the above financial institutions, there were 7 co-lenders in the facility.

About Taubman
Taubman Centers is an S&P MidCap 400 Real Estate Investment Trust engaged in the ownership, management and/or leasing of 26 regional, super-regional and outlet shopping centers in the U.S. and Asia and one under development. Taubman’s U.S.-owned properties are the most productive in the publicly held U.S. regional mall industry. Founded in 1950, Taubman is headquartered in Bloomfield Hills, Mich. Taubman Asia, founded in 2005, is headquartered in Hong Kong. www.taubman.com.

For ease of use, references in this press release to “Taubman Centers,” “company,” “Taubman” or an operating platform mean Taubman Centers, Inc. and/or one or more of a number of separate, affiliated entities. Business is actually conducted by an affiliated entity rather than Taubman Centers, Inc. itself or the named operating platform.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management's current views with respect to future events and financial performance. Forward-looking statements can be identified by words such as “will”, “may”, “could”, “expect”, “anticipate”, “believes”, “intends”, “should”, “plans”, “estimates”, “approximate”, “guidance” and similar expressions in this press release that predict or indicate future events and trends and that do not report historical matters. The forward-looking statements included in this release are made as of the date hereof. Except as required by law, the company assumes no obligation to update these forward-looking statements, even if new information becomes available in the future. Actual results may differ materially from those expected because of various risks, uncertainties and other factors. Such factors include, but are not limited to: changes in market rental rates; unscheduled closings or bankruptcies of tenants; relationships with anchor tenants; trends in the retail industry; the liquidity of real estate investments; the company’s ability to comply with debt covenants; the availability and terms of financings; changes in market rates of interest and foreign exchange rates for foreign currencies; changes in value of investments in foreign entities; the ability to hedge interest rate and currency risk; risks related to acquiring, developing, expanding, leasing and managing properties; changes in value of investments in foreign entities; risks related to joint venture properties; insurance costs and coverage; security breaches that could impact the company’s information technology, infrastructure or personal data; the loss of key management personnel; terrorist activities; maintaining the company’s status as a real estate investment trust; changes in the laws of states, localities, and foreign jurisdictions that may increase taxes on the company’s operations; and changes in global, national, regional and/or local economic and geopolitical climates. You should review the company's filings with the Securities and Exchange Commission, including “Risk Factors” in its most recent Annual Report on Form 10-K and subsequent quarterly reports, for a discussion of such risks and uncertainties.

CONTACTS:
Ryan Hurren, Taubman, Director, Investor Relations, 248-258-7232
rhurren@taubman.com

Maria Mainville, Taubman, Director, Strategic Communications, 248-258-7469
mmainville@taubman.com

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